                                                                    EXHIBIT 3.16


                      AMENDED CERTIFICATE OF DESIGNATION
                 OF 1997 SERIES A CONVERTIBLE PREFERRED STOCK
                    OF VITAFORT INTERNATIONAL CORPORATION.
                 _____________________________________________

                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware
                 _____________________________________________

     We, the undersigned, Mark Beychok, being the President of Vitafort International Corporation ("Corporation") and Frank J. Hariton, being the Assistant Secretary of the Corporation, hereby certify pursuant to Section 242 of the General Corporation Law of the State of Delaware that:

     1.  The name of the Corporation is Vitafort International Corporation.

     2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State on September 28, 1989.

     3. On April 3, 1997, pursuant to authority vested in the Board of Directors by Article 4(b) of the Corporation's Certificate of Incorporation, the Board of Directors established a series of 500 shares of Preferred Stock of the Corporation (the "1997 Series A Convertible Preferred Stock").

     4. On April 9, 1997, a Certificate of Designation was filed by the Corporation with respect to the 1997 Series A Preferred Stock

     5. On May 27, 1997 the Board of Directors of the Corporation and the sole holder of the 1997 Series A Preferred Stock each adopted resolutions by written consent to amend the Certificate of Designation of the Series A Convertible Preferred Stock.

     6. On May 28, 1997, an Amended Certificate of Designation was filed by the Corporation with respect to the 1997 Series A Preferred Stock.

     7. On February 27, 1998 the Board of Directors of the Corporation and the sole holder of the 1997 Series A Preferred Stock each adopted resolutions by written consent to further amend the Certificate of Designation of the Series A Convertible Preferred Stock.

     8. On March 4, 1998, an Amended Certificate of Designation was filed by the Corporation with respect to the 1997 Series A Preferred Stock.

     9. On October 16, 1998 the Board of Directors of the Corporation and the holders of the 1997 Series A Preferred Stock each adopted the following resolutions by written consent to further amend the Certificate of Designation of the Series A Convertible Preferred Stock:

     RESOLVED, that pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Designations of the Corporation's 1997 Series A Convertible Preferred Stock are amended and restated to be the following:

     Section 1.  Designation and Amount.  The shares of such series having a par
                 ----------------------
value of $0.01 per share shall be designated as "1997 Series A Convertible Preferred Stock" (the "1997 Series A Preferred Stock") and the number of shares constituting such series shall be 1,701. The relative rights, preferences and limitations of the 1997 Series A Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.

     Section 2.  Dividends.
                 ---------

     Annual Dividends.  The holders of 1997 Series A Preferred Stock shall be
     -----------------
entitled to receive dividends and other distributions out of funds legally available for such purposes at the annual rate of $60.00 per share (6%) per annum, payable in annual installments. The first annual payment of dividends shall be made on the earlier of (i) January 2, 1999 to holders of record on December 31, 1998 or (ii) on the date of conversion or redemption based on the number of days between the date of issue and the date of conversion or redemption. The next annual payment of dividends shall be made on the first business day of each year to the holders of record on the last business day of each year. The Company shall have the right, in its sole discretion, to pay all dividends on the 1997 Series A Preferred Stock in shares of its Common Stock, at the average Market Price (as determined under Section 7(B) hereof) of its Common Stock for the five trading days preceding the record date for such dividend.
The dividend payable on January 2, 1999, shall be pro-rated to apply only to such period as the shares of 1997 Series A Preferred Stock was outstanding.

     For purposes of this Certificate the term "junior stock" shall mean the Common Stock and any other class or series of shares of the Corporation hereafter authorized over which 1997 Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     Section 3.  Voting Rights.  Except as otherwise provided by the General
                 -------------
Corporation Law of the State of Delaware, the 1997 Series A Preferred Stock have no voting rights.

     Section 4.  Reacquired Shares.  Any shares of the 1997 Series A Preferred
                 -----------------
Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, unless otherwise provided for in the Certificate of Incorporation of the Corporation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

     Section 5.  Liquidation, Dissolution or Winding Up.
                 --------------------------------------

     (A) Upon the liquidation, dissolution or winding up of the Corporation, no distribution shall be made: (i) to the holders of junior stock unless, prior thereto, the holders of 1997 Series A Preferred Stock shall have received a liquidation preference of $1,000.00 per share, plus an amount equal to unpaid dividends thereon, if any, including accrued dividends, whether or not declared, to the date of such payment or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the 1997 Series A Preferred Stock, except distributions made ratably on the 1997 Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. For purposes of this Certificate, none of (1) the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, (2) the consolidation or merger of the Corporation with or into any other corporation, or (3) the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation, provided that in each case, effective provision is made in the Certificate of
--------
Incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of the 1997 Series A Preferred Stock.

     (B) Upon any liquidation, dissolution or winding up of the Corporation, and after full payment as provided in Section 5(A) above, the holders of 1997 Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

     Section 6.  Conversion.
                 ----------

     (A) Subject to the provisions for adjustments hereinafter set forth, each share of the 1997 Series A Preferred Stock, together with all accrued and unpaid dividends thereon, shall, at the option of the holder thereof, be convertible at any time from and after August 10, 1998, in the manner hereinafter set forth, into: (A) fully paid and non-assessable shares of Common Stock ("Conversion Shares") in an amount equal to the quotient determined by dividing (1) the sum of $1,000.00 plus all accrued and unpaid dividends on such share of 1997 Series A Preferred Stock by (2) the price ("Conversion Price") equal to (i) 78.75% of the five day average Market Price per share (as defined in Section 7(B) below) of the Common Stock for the five trading days immediately preceding the Conversion Date (as defined in Section 6(D) below) if the Market Price is $.6875 or less or (ii) and at the Market Price per share (as defined in Section 7(B) below) of the Common Stock for the five trading days immediately preceding the Conversion Date (as defined in Section 6(D) below) if the Market Price is in excess of $.6875.

     (B) If, and only if, the Market Price (as defined in Section 7(B) below) of the Common Stock for the five trading days immediately preceding the Conversion Date (as defined in Section 6(B) below) is in excess of $.6875 the holder shall also receive warrants (the "Conversion Warrants") upon conversion of the 1997 Series A Preferred Stock which shall be exercisable during the period commencing on August 10, 1998 and ending on August 9, 2001 at a price of $.6875 per share, subject to adjustment as set forth therein, the number of Conversion Warrants to be issued to the holder on the conversion of each share of 1997 Series A Preferred Stock to be equal to the quotient determined by dividing (1) $275.00 by (2) the remainder of the (a) Market Price (as defined in Section 7(B) below) of the Common Stock on the Conversion Date (as defined in Section 6(D) below) less (b) $.6875. The Holder(s) of the Preferred Shares shall not convert more than ten per cent of the Shares originally acquired by them on any one day.

     (C) The following examples illustrate the conversion ratios set forth in Sections 6(A) and 6(B):

         1. If, on the Conversion Date, as defined in Section 6(D), the five day average Market Price of the Common Stock is $.50 and the accrued dividends per share of Series A Preferred are $30.00, then each share of Series A Preferred Stock that is converted will convert into:

($1,000.00 + $30.00 accrued dividends)   =  2,624 shares of Common Stock issued
--------------------------------------

             $.50 X .785                    for each share of Series A Preferred
                                            Stock that is converted.

          2. If, on the Conversion Date, as defined in Section 6(D), the five day average Market Price of the Common Stock is $2.00 and the accrued dividends per share of Series A Preferred are $30.00, then each share of Series A Preferred Stock that is converted will convert into:

($1,000 + $30.00 accrued dividends)    =   515 shares of Common Stock issued
-----------------------------------        for each share of Series A Preferred
             $2.00                         Stock that is converted.

                                AND, IN ADDITION

     For each share of Series A Preferred Stock that is converted the holder will receive the following number of warrants, exercisable during the period commencing August 10, 1998 and ending on August 9, 2001:

         $275.00         =         $275.00        =    209.52 Warrants per
  ---------------------     ---------------------      share of Series A
     ($2.00 - $.6875)              $1.3125             Preferred Stock that is
                                                       converted.

     (D) Conversion of the shares of 1997 Series A Preferred Stock may be effected by the holder thereof surrendering to the Corporation at its principal office in the State of California or at the office of any agent or agents of the Corporation (collectively, the "Conversion Recipient"), as may be designated by the Board of Directors of the Corporation for such purpose and written notice thereof provided to such holder, the certificate for such 1997 Series A Preferred Stock to be converted together with a written notice of conversion in the form annexed hereto as Exhibit A (the "Conversion Notice") (1) stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of Section 6 of this Certificate of Designation,
(2) specifying the name or names in which such holder wishes the certificate of certificates for Conversion Shares and Conversion Warrants to be issued. In case the Conversion Notice shall specify a name or names other than that of the holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of Conversion Shares and Conversion Warrants in such other name or names. (A copy of the Conversion Notice shall also be delivered to counsel to the Corporation.) Within five (5) business days after the surrender of such certificate or certificates and the receipt of the Conversion Notice relating thereto and, if applicable, payment of all transfer taxes (or the taxes having been paid), the Corporation shall deliver or cause to be delivered: (1) certificates representing the number of validly issued fully paid and non-assessable full Conversion Shares and Conversion Warrants to which the holder of the shares of 1997 Series A Preferred Stock being converted shall be entitled and (2) if less than the full number of the 1997 Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, if so requested, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made on the date (the "Conversion Date") that a copy of the Conversion Notice is received by the Conversion Recipient by facsimile transmission as long as certificate or certificates representing the shares of 1997 Series A Preferred Stock to be converted are received by the Conversion Agent or the Company within three (3) business days thereafter; otherwise, and in all other cases, the Conversion Date shall be the date on which the Conversion Recipient actually receives the facsimile Conversion Notice and the original certificate or certificates. Immediately prior to the close of business on the Conversion Date, the rights of the holder of the shares of 1997 Series A Preferred Stock being converted shall cease with respect to such shares, except for the right to receive shares of Common Stock and Conversion Warrants in accordance herewith, and the person entitled to receive the shares of Common Stock and Conversion Warrants shall be treated for all purposes as having become the record holder of such shares of Common Stock and Conversion Warrants at such time.

     The Corporation shall be responsible for taking all action and bearing all costs necessary to issue the Common Stock and Conversion Warrants as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent for the Common Stock, if so required. The place for the delivery of the Common Stock and Conversion Warrants by the Corporation shall be designated by the Holder and shall be within the Continental United States.

     In the event that the Corporation does not make delivery of the Common Stock and Conversion Warrants, as instructed in the Conversion Notice, within 5 business days after the Conversion Date, then, in such event, the Corporation shall pay the Holder an amount, in cash, in accordance with the following schedule, wherein "No. of Business Days Late" is defined as the number of business days beyond the 5 business days delivery period.

                                  Late Payment for Each
                                  share of 1997 Series A
No. of Business Days Late         Preferred Stock Being Converted
-------------------------         -------------------------------
           1                      $5
           2                      $10
           3                      $15
           4                      $20
           5                      $25
           6                      $30
           7                      $35
           8                      $40
           9                      $45
          10                      $50
        > 10                      $50 + $10 for each Business Day
                                  Late Beyond 10 Days.

     Nothing herein shall limit the Holder's right to pursue actual damages for the Corporation's failure to deliver the Common Stock within ten days of the Conversion Date or to maintain a sufficient number of authorized shares of Common Stock or to cancel the Conversion Notice. Furthermore, if the sums due in connection with the late delivery of the Common Stock and Conversion Warrants are not paid upon the delivery of the Common Stock, the Holder shall have the right, upon written notice given to the Company within twenty days, to rescind the transaction. The Corporation acknowledges that its failure to so deliver the Common Stock within five business days after receipt of the Shares will cause the Holder to suffer damages that are difficult to ascertain.
Accordingly, the Corporation has agreed that it is appropriate to include a provision for liquidated damages. The Corporation and the original Holder of the Shares have agreed that the liquidated damages provision set forth herein represents their good faith effort to quantify such damages and have agreed that the form and amount of such damages are reasonable and shall not constitute a penalty. The payment of the liquidated damages provided herein shall not relieve the Corporation of its obligation to deliver the Common Stock in accordance with this Certificate of Designation or in accordance with the Subscription Agreement between the Corporation and the original holder of the Shares.

     (E) In connection with the conversion of any shares of 1997 Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof any fractional share shall be rounded up to the nearest whole share. If more than one share of 1997 Series A Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of 1997 Series A Preferred Stock so stated to be converted in the Conversion Notice.

     (F) The Conversion Price and/or the number of shares of Common Stock into which each share of the 1997 Series A Preferred Stock is convertible shall be adjusted from time to time as follows:

          (i) In case the Corporation shall (a) subdivide the outstanding shares of its Common Stock into a larger number of shares, (b) combine the outstanding shares of its Common Stock into a smaller number of shares or (c) issue by reclassification of its Common Stock any shares of the Corporation, each holder of 1997 Series A Preferred Stock shall thereafter be entitled upon conversion to receive for each share of 1997 Series A Preferred Stock held by him the number of shares of the Corporation which he would have owned or have been entitled to receive after the happening of one of the events described above in this clause (i) had such share of 1997 Series A Preferred Stock been converted immediately prior to the happening of such event. Such adjustment shall become effective on the day next following the day upon which such subdivision, combination or reclassification shall become effective. Furthermore all references to $.6875 used in
          Section 6(A) hereof shall also be proportionately adjusted to reflect such adjustment.

          (ii) In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, or in case the Corporation shall effect a capital reorganization or reclassification of its Common Stock, each holder of 1997 Series A Preferred Stock then outstanding shall have the right thereafter to convert each share of 1997 Series A Preferred Stock held by him into the kind and amount of shares of stock, other securities, cash, and property receivable upon such consolidation, merger, sale, conveyance, reorganization or reclassification by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such consolidation, merger, sale, conveyance, reorganization or reclassification and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the shares of 1997 Series A Preferred Stock shall thereafter be made applicable.

     Such adjustments shall be made successively whenever any event listed above shall occur.

     (G) In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the holder of any share of 1997 Series A Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock or other securities of the Corporation other than shares of its Common Stock, thereafter the number of such other shares of capital stock or other securities so receivable upon conversion of 1997 Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to shares of the Corporation's Common Stock contained in this Section 6, and the provisions of this Certificate of Designation with respect to shares of the Corporation's Common Stock shall apply, to the extent applicable, on like terms to any such other shares of capital stock or warrants or other securities.

     (H) If any adjustment in the number of shares of Common Stock into which each share of the 1997 Series A Preferred Stock may be converted as required pursuant to this Section 6 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of the 1997 Series A Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward, and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of the 1997 Series A Preferred Stock is then convertible. All calculations under this
Section 6(F) shall be made to the nearest one-hundredth of a share.

     (I) The Board of Directors may, but shall not be required to, increase the number of shares of Common Stock into which each share of the 1997 Series A Preferred Stock may be converted, in addition to the adjustment required by this
Section 6, as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder of the Common Stock or 1997 Series A Preferred Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for federal income tax purposes.

     (J) Upon conversion of any shares of the 1997 Series A Preferred Stock, the holder thereof shall receive all accumulated, accrued or unpaid dividends in respect of the shares so converted.

     (K) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock the full number of shares of Common Stock of the Corporation or other securities that may at any time be issuable upon the conversion of all outstanding shares of the 1997 Series A Preferred Stock and exercise of Conversion Warrants pursuant to this Certificate of Designation.

     (L) The right of the holder to conversion of the 1997 Series A Preferred Stock shall be subject to the limitation that, other than for conversions at the option of the Corporation Mandatory Conversions set forth in Section 7, and except (i) with respect to a conversion or (ii) if the Corporation is in default of any of its obligations under this Certificate of Designation, as amended, the Subscription Agreement between the Corporation and the original Holder of the 1997 Series A Preferred Stock, or the Registration Rights Agreement effecting the 1997 Series A Preferred Stock and the Holder has asserted such default) shall the Holder be entitled to convert any shares of 1997 Series A Preferred Stock to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted shares of 1997 Series A Preferred), and (2) the number of shares of Common Stock issuable upon the conversion of the shares of 1997 Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such proviso. The Holder further agrees that if the Holder transfers or assigns any of the shares of 1997 Series A Preferred Stock to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section as if such transferee or assignee were a signatory to the Subscription Agreement executed by the original holder of the shares of 1997 Series A Preferred Stock.

     Section 7.  Conversion at the Option of the Corporation and Mandatory
                 ---------------------------------------------------------
Redemption.
-----------

     (A) The Corporation shall have the right to require mandatory conversion of the 1997 Series A Preferred Stock at any time at the then current Conversion Price upon twenty days written notice to the record holders of the 1997 Series A Preferred Stock, provided that the mandatory conversion provided in this
Section 7 shall only be effected if the average Market Price for the Common Stock (as defined herein) for a five day period ending within ten days of the giving of the notice shall equal or exceed 200% of the average Market Price (as determined under Section 7(B) hereof) of its Common Stock for the five trading days preceding the issue date of the Preferred Stock (subject to adjustments for stock splits and the like) (the "Closing Date Market Price"). Upon the giving of such notice, the passing of the twenty day period and the receipt of the Conversion Shares and Conversion Warrants pursuant thereto, the holders of the 1997 Series A Preferred Stock will be deemed to have been converted and to have the rights of holders of Common Stock and Conversion Warrants. Upon the giving of a mandatory conversion notice by the Company under this Section 7(A), the holders of the Series A Preferred Stock shall have no further rights other than to receive the shares of Common Stock and Conversion Warrants set forth in the notice of mandatory conversion upon the surrender of the certificates of their Series A Preferred Stock.

     (B) As used herein, the Market Price per share of the Common Stock at any date shall be (i) if the principal trading market for such securities is an exchange, the closing bid price on such exchange on such day provided if trading of such Common Stock is listed on any consolidated tape, the price shall be the closing bid price set forth on such consolidated tape, or (ii) if the principal market for such securities is the over-the-counter market, the closing bid price on such date as set forth by NASDAQ NMS, NASDAQ SmallCap, the NASDAQ Electronic Bulletin Board or over the counter, as the case may be, or (iii) if the security is not quoted on NASDAQ, the closing bid price as set forth in the NATIONAL QUOTATION

BUREAU sheet listing such securities for such day. Notwithstanding the foregoing, if there is no reported closing price or closing bid price, as the case may be, on a date prior to the event requiring a computation or adjustment hereunder, then the Market Price shall be determined as of the latest date prior to such day for which such closing price or closing bid price is available.

     (C) In addition to the mandatory conversion provided under Section 7(A) hereof, the Corporation shall have the right to redeem any or all of the Series A Preferred Stock then outstanding for a cash payment equal to 127 1/2% of the liquidation preference of said shares of Series A Preferred Stock (the "Cash Redemption Price") on twenty days written notice (the "Cash Notice") to the holders of said shares of Series A Preferred Stock. The Cash Notice shall specify that the Company will deposit the Cash Redemption Price in an escrow account specified in the Cash Redemption Notice prior to the expiration of the twenty days. Upon the giving of the Cash Redemption Notice, the deposit of the Cash Redemption Price in the account specified in the Cash Redemption Notice, and the passing of the twenty day period without the Conversion of the Series A Preferred Shares by the holder thereof, the holders of the 1997 Series A Preferred Stock will be deemed to have been redeemed for cash and to only be entitled to receive the Cash Redemption Price upon presentation of their shares of Series A Preferred Stock to the Corporation.

     (D) On March 31, 2000, the Corporation shall be required to redeem any then outstanding Series A Preferred Shares at a price, based upon the conversion formula set forth in Sections 6(A) and 6(B). Upon the Corporation's tendering the redemption price to the record holder of the Series A Preferred Shares, all rights as a holder, other than to receive said redemption price, shall cease.
If the Corporation is unable to locate any holder of Series A Preferred Shares, the Corporation may deposit the redemption price in a non - interest bearing account at any federally insured bank. Upon the Corporation's making such deposit, all rights of such holder, other than to receive said redemption price, shall cease.

     Section 8.  Adjustments for Consolidation, Merger, etc.
                 -------------------------------------------

     Prior to the consummation of a consolidation or merger or a sale of substantially all of the property of the Corporation as described in Section 6
(D)(ii) hereof, each corporation, including this Corporation, which may be required to deliver any stock, securities, cash or other property to the holders of shares of the 1997 Series A Preferred Stock shall assume, by written instrument delivered to each transfer agent of the 1997 Series A Preferred Stock, the obligation to deliver to such holder such shares of stock, securities, cash or other property to which, in accordance with the provisions of Section 6, such holder may be entitled and each such corporation shall have furnished ,at such corporation's sole cost and expense, to each such transfer agent or person acting in a similar capacity, including this Corporation, an opinion of counsel for such corporation, stating that such assumption agreement is legal, valid and binding upon such corporation.

     Section 9.  Reports as to Adjustments.
                 -------------------------

     Whenever the Conversion Price and/or the number of shares of Common Stock into which the shares of the 1997 Series A Preferred Stock are convertible is adjusted as provided in Section 6, the Corporation shall (A) promptly compute such adjustment and furnish to each transfer agent or person acting in a similar capacity, including the Corporation, for the 1997 Series A Preferred Stock, a certificate, signed by a principal financial officer of the Corporation, setting forth the adjusted Conversion Price and the new number of shares of Common Stock into which each share of 1997 Series A Preferred Stock is convertible as a result of such adjustment and the computation thereof and when such adjustment will become effective and (B) promptly mail to the holders of record of the outstanding shares of the 1997 Series A Preferred Stock a notice stating that the Conversion Price and the number of shares into which the shares of 1997 Series A Preferred Stock are convertible has been adjusted and setting forth the new Conversion Price and number of shares into which each share of the 1997 Series A Preferred Stock is convertible as a result of such adjustment and when such adjustment will become effective. However, no rights at law or in equity shall accrue to the holders of the 1997 Series A Preferred Stock by reason of any failure by the Corporation to give the notice required hereunder nor shall such failure by the Corporation affect the validity of the event or action giving rise to the requirement of such notice.

     Section 10.  Notices of Corporate Action.
                  ---------------------------

     In the event of:

     (A) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of common stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

     (B) any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the common stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or

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

     (C) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the 1997 Series A Preferred Stock and to the holders of record of the outstanding shares of the 1997 Series A Preferred Stock, at least 20 days (or 10 days in case of any event specified in clause (A) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right or (ii) the date or expected date to which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment in the number of shares of Common Stock into which each share of the 1997 Series A Preferred Stock shall be convertible upon such adjustment and when such adjustment will become effective. The failure to give any notice required by this Section 9, or any defect therein, shall not affect the legality or validity of any event or such action requiring such notice.

     Section 11.  Registration Rights.  The Company shall use its reasonable
                  --------------------
best efforts to include the resale of shares of Common Stock issuable upon conversion of issued and outstanding share of the 1997 Series A convertible Preferred Stock and issuable upon exercise of each Conversion Warrant in a registration statement ordered effective under the Securities Act of 1933, as amended (the "Act") on or before June 30, 1998. The holders of the 1997 Series A Preferred Stock shall be deemed beneficiaries and deemed to be bound by an agreement between the original holder of the 1997 Series A Preferred Stock and the Corporation, provided however, that in lieu of any damages imposed under such agreement or any other agreement for the Corporation's failure to effect a registration under the Act, the Conversion Warrants shall provide that the Conversion Warrants shall be exercisable by application of the intrinsic value of surrendered Conversion Warrants ("cashless exercise") on any date that the registration statement is not effective under the Act.

     IN WITNESS WHEREOF, the undersigned, being the President and Assistant Secretary of the Corporation, do hereby execute this Amended Certificate of Designation, here declaring that this is their free act and deed and that the facts stated herein are true and accordingly have hereunto set their hands as of this 26th day of October, 1998.

                              VITAFORT INTERNATIONAL CORPORATION


                              By: /s/ Mark Beychok
                                 --------------------------------------------
ATTEST:                             Mark Beychok, President


 /s/ Frank J. Hariton
-----------------------------------------------------------
Frank J. Hariton, Assistant Secretary

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

                              NOTICE OF CONVERSION
 (To be executed by the Registered Holder in order to Convert the 1997 Series A
                                Preferred Stock)

     The undersigned hereby irrevocably elects, as of ________________, ______, to convert ______________ shares of the 1997 Series A Convertible Preferred Stock ("1997 Series A Preferred Stock") of Vitafort International Corporation, a Delaware corporation (the "Company"), into shares of Common Stock of the Company and Conversion Warrants in accordance with the terms and conditions relating to the conversion as set forth in Sections 6 and 7 of the Amended Certificate of Designation for the 1997 Series A Preferred Stock on file with the Secretary of State of the State of Delaware.

     Certificate(s) representing the Common Stock and any Conversion Warrants should be issued to the undersigned, or if otherwise indicated below, then to the person(s) indicated below:

Name _______________________________________
Address _____________________________________
____________________________________________
Name _______________________________________
____________________________________________

     (The Corporation reserves the right to require an investment representation letter from any recipient of shares of Common Stock and Conversion Warrants other than the Holder of the 1997 Series A Preferred Shares.)

     The undersigned represents and warrants that it is the bona fide record and beneficial owner of the 1997 Series A Preferred Shares herewith surrendered for conversion.

Date of Conversion:             ______________

Applicable Conversion Price     ______________
Number of Shares of Common
     Stock to be Issued         ______________
Number of Conversion Warrants
     to be Issued               ______________
(If the above information is left blank, then Corporation will calculate the conversion price for you.)

Signature                       ___________________________________

Print Name
(Name must match certificate)   ___________________________________

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